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                                                                      EXHIBIT 11

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


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


                                                                 THREE MONTHS ENDED MARCH 31,
                                                               -------------------------------
                                                                    1998             1997
                                                               --------------   --------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Basic Earnings Per Share
     Income available to common shareholders:
     Net income ............................................   $        6,002   $       20,158
                                                               ==============   ==============

     Weighted average number of common and
     common equivalent shares:
     Average common shares outstanding .....................           28,076           28,004
     Add: Dilutive effect of preferred stock
          after application of "if converted" method .......            3,136            3,230
                                                               --------------   --------------
     Total .................................................           31,212           31,234
                                                               ==============   ==============

     Earnings per share:

     Net income ............................................   $          .19   $          .65
                                                               ==============   ==============

Diluted Earnings Per Share
     Income available to common shareholders:
     Net income ............................................   $        6,002   $       20,158
                                                               ==============   ==============

     Weighted average number of common and
     all dilutive shares:
     Average common shares outstanding .....................           28,076           28,004
     Add: Dilutive effect of stock options after
            application of treasury stock method ...........              438              639
          Dilutive effect of preferred stock
            after application of "if converted" method .....            3,796            3,910
                                                               --------------   --------------
     Total .................................................           32,310           32,553
                                                               ==============   ==============

     Earnings per share:
     Net income ............................................   $          .19   $          .62
                                                               ==============   ==============
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          The weighted average anti-dilutive shares that we excluded from the computation of diluted earnings per share were 1,554,194 and 311,240 for the three months ended 1998 and 1997, respectively.


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